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EXHIBIT 2

                                                                   [LOGO] INSCI
                                                Enabling the Digital Enterprise

                                                                   NEWS RELEASE

FOR RELEASE October 9, 2001
Contact:          Allen & Caron Inc
                  Jill Cieslak (investors)
                  jill@allencaron.com
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                  Len Hall (media)
                  len@allencaron.com
                  ------------------
                  (949) 474-4300

           INSCI ANNOUNCES MANDATORY CONVERSION OF 8% PREFERRED STOCK
                         INTO SHARES OF ITS COMMON STOCK

WESTBOROUGH, MA (October 9, 2001) . . . insci-statements.com, Corp. (OTCBB:
INSI), doing business as INSCI, today announced that in compliance with the terms and conditions of a Unit Purchase Agreement entered into by the Company on September 3, 1996 the 45 holders of the Company's 8% Convertible Preferred Stock will have their Preferred Stock automatically converted into shares of INSCI Common Stock. The conversion price per share is calculated at the lesser of $3.75 per share or the average bid price for the Common Stock for 20 consecutive trading days ending five business days prior to October 1, 2001, the date of automatic conversion.

         The Company has determined that the conversion price is $0.19275 per share (the price was exclusive of the four business days that trading was not conducted on the Over-the-Counter Bulletin Board as a result of the terrorist attacks on New York, Washington and Southwest Pennsylvania). Accordingly, shareholders holding shares of Preferred Stock will convert an aggregate of 1,205,134 shares of Preferred Stock (exclusive of a dividend payable to holders of Preferred Stock) into 23,446,187 shares of Common Stock, or approximately 59 percent of the issued and outstanding shares of Common Stock of the Company. The Company further anticipates that it will issue 728,484 shares of Preferred Stock as a final dividend to the holders of Preferred Stock which will be convertible into an additional 14,172,849 shares of Common Stock for an aggregate of 69 percent of the issued and outstanding shares of Common Stock of the Company.

         There are statements in this news release that contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

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